CONSENT OF INDEPENDENT ACCOUNTANTS'

The Board of Directors of
  MedExec, Inc.;
  SPI Managed Care, Inc.; and
  SPI Managed Care of Hillsborough County, Inc.

We consent to the inclusion of our report dated May 17, 1996, except as to note 15, which is as of December 23, 1996, with respect to the combined financial statements of MedExec, Inc. and subsidiaries; SPI Managed Care, Inc.; and SPI Managed Care of Hillsborough County, Inc. as of December 31, 1995 and 1994, and the related combined statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1995, which report appears in the Form S-4 (No. 333-11955) of The Lehigh Group, Inc. dated December 26, 1996 and reference to our firm under the heading "Experts".

                                       /s/ KPMG PEAT MARWICK LLP

                                       KPMG PEAT MARWICK LLP

Miami, Florida
December 26, 1996